CERTIFICATE
                                  OF
                        DOVER PETROLEUM CORP.
                         (the "Certificate")


        THE UNDERSIGNED, being the President of Dover Petroleum
Corp., a Nevada corporation (the "Corporation"), pursuant to the provisions of Section 78.209 of the Nevada Revised Statutes (the
"NRS") hereby certifies the following:

        1. Pursuant to 78.207 of the NRS, the board of directors of the Corporation, after action by consent of directors in lieu of meeting (the "Resolution"), dated December 17, 1999, a copy of which Resolution is attached hereto as Exhibit A, the Corporation effected a 3 for 1 division (the "Division") of all of its authorized $0.001 par value common stock (the "Common Stock") outstanding as of December 24, 1999 (the "Record Date"). On the Record Date, 2,328,000 shares of Common Stock were issued and outstanding. The Corporation simultaneously increased the aggregate authorized Common Stock from 25,000,000 to 75,000,000. After the Division, the Corporation had 6,984,000 shares of its Common Stock issued and outstanding.

        2. Pursuant to the provisions of Section 78.207, this Certificate does not require shareholder approval.

        3. The Division does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the Division exceeding the percentage of authorized shares that were unissued before the Division.

        4. The Division shall be effective as of December 24, 1999.

        5.       The date of this Certificate is April 16, 2002.



                                 DOVER PETROLEUM CORP.


                                  /s/ W. E. McKechnie
                                  By: W.E.McKechnie, President

                                  /s/ W. E. McKechnie
                                  By: W. E. McKechnie, Secretary


STATE OF FLORIDA          )
                          ) ss:
COUNTY OF PALM BEACH      )

        The foregoing Certificate was acknowledged before me this 16th day of April, 2002, by W. E. McKechnie, President of Dover
Petroleum Corp., who did not take an oath.

___x_____        Personally known.

_______          Produced I.D.:__________




                                         NOTARY PUBLIC, State of
Florida
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